EXHIBIT 99.1
McMoRan Exploration Co. Reports on
Gulf of Mexico and Gulf Coast Operations
Following Hurricane Katrina
NEW ORLEANS, LA, September 2, 2005 — McMoRan Exploration Co. (NYSE: MMR) reported on its Gulf of Mexico and Gulf Coast operations following Hurricane Katrina. McMoRan’s initial assessment of its exploration and development operations, production facilities and the Main Pass Energy HubTM (MPEHTM) platforms indicate no apparent major damage. Production has been or will be restored imminently on all production facilities with the exception of oil production at Main Pass 299 which will be restored as soon as practicable following completion of what currently appears to be minor repairs. Prior to the storm, McMoRan’s quarter-to-date production averaged approximately 55 Million cubic feet of natural gas equivalents per day (Mmcfe), including 2,900 barrels of oil per day (17 Mmcfe/day) for McMoRan’s share of production at Main Pass Block 299.
     “While our operations appear not to have incurred major damages, Hurricane Katrina and its aftermath have stricken our community with a disaster of almost unimaginable proportions, brought pain to the lives of everyone in the metropolitan New Orleans area and tragedy to the communities throughout our region. Our thoughts and support go out to all affected by this tragic event as we seek to rebuild our community.” said James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan.
     McMoRan is engaged in exploratory activities on the following prospects, West Cameron Block 43, JB Mountain Deep at South Marsh Island Block 224, Cane Ridge at Louisiana State Lease 18055, and Long Point at Louisiana State Lease 18090, and two development wells (King King No. 2 at Vermilion Blocks 16/17 and Hurricane No. 2 at South Marsh Island Block 217). Rigs on location suffered no significant damage and are currently drilling. McMoRan expects to commence drilling four additional prospects by year-end 2005 and is also actively pursuing opportunities through its exploration venture to acquire additional acreage and prospects through farm-in or other arrangements.
DRILLING SCHEDULE

		Net		Proposed
	Working	Revenue		Total
	Interest	Interest	Current Depth	Depth	Spud Date
In-Progress
West Cameron Block 43*	41.7%	32.3%	18,500’	18,500’	April 25, 2005
South Marsh Island Block 224 “JB Mountain Deep”*	27.5%	19.4%	14,100’	23,000’	July 14, 2005
Louisiana State Lease 18090 “Long Point”	37.5%	26.8%	14,600’	20,000’	July 21, 2005
Louisiana State Lease 18055 “Cane Ridge”	37.5%	27.5%	13,900’	16,500’	July 29, 2005
Development Wells
Vermilion Blocks 16/17 “King Kong No. 2”	40.0%	29.2%	8,800’	13,750’	August 12, 2005
South Marsh Island Block 217 “Hurricane No. 2”	27.5%	19.4%	1,000’	16,000’	August 21, 2005
Near-Term Well**
Louisiana State Lease 18350 “Point Chevreuil”	25.0%	17.5%	n/a	17,000’	Third-Quarter 2005
* Depending upon applicability of the Deep Gas Royalty Relief eligibility criteria, the leases on which these wells are located could be eligible for royalty relief up to 25 Bcf under current Minerals Management Service guidelines. McMoRan’s net revenue interest would increase during the royalty relief period for eligible leases.
** Timing is subject to change.

MAIN PASS ENERGY MPEH™ UPDATE
     McMoRan has completed an initial assessment of its MPEHTM platforms following Hurricane Katrina, which passed approximately 50 miles west of the facility. There was no apparent significant damage to the platforms, which were designed to withstand significant storm events.
     As previously reported, McMoRan is working to establish a major new offshore LNG import terminal at Main Pass Block 299 and has applied for a license for the proposed project under the Deepwater Port Act. The Deepwater Port Act was amended in 2002 to include natural gas ports to help meet the expected U.S. demand for natural gas by expanding access to worldwide supply sources. In connection with the licensing process, the United States Coast Guard (Coast Guard) and the Maritime Administration published in June 2005 a Draft Environmental Impact Statement (EIS) for the MPEH™ Deepwater Port License Application, and conducted public meetings in July 2005 to allow public comments on the draft EIS. The draft EIS evaluated potential environmental impacts associated with construction and operation of MPEH™ and concluded that the project would not result in significant adverse impacts.
     As part of the licensing process, the Coast Guard receives comments on the Draft EIS for consideration in preparation of the Final EIS. The Coast Guard is now in the process of preparing the Final EIS and has requested additional information in response to comments received on the Draft EIS, primarily related to fisheries, air quality and water quality. The Coast Guard has indicated that the information requested will not require a significant amount of time to obtain. In addition, the Coast Guard is adjusting the current schedule to allow for the publication of the Final EIS prior to the final public hearing.
     To accommodate the information request and the schedule adjustment, the Coast Guard has temporarily suspended the 330-day review period, indicating that the suspension will be of short duration. Based on this schedule, publication of the Final EIS and the subsequent final public meetings would occur in fourth quarter of 2005 and a record of decision on the license application would be received in the first quarter of 2006, within 90 days of the final public meeting. A copy of the letter is being filed with the press release on Form 8-K with the Securities and Exchange Commission.
     The MPEH™ terminal is located in 210 feet of water and would be capable of regasifying LNG at a rate of 1 Billion cubic feet (Bcf) per day. The use of existing facilities provides significant cost advantages and the proposed project’s offshore location near established shipping lanes is advantageous. Additional investments are being considered to develop significant on-site cavern storage for natural gas in the large salt dome structure at this site and for pipeline connections to enhance gas delivery from Main Pass to markets in the United States. The proximity of the proposed project to major natural gas markets and the availability of on-site salt dome cavern storage provide a potential opportunity to expand the project beyond a typical LNG receiving facility, creating opportunities for substantial additional values. The proposed design includes 28 Bcf of initial cavern storage availability and aggregate peak deliverability from the proposed terminal, including deliveries from storage, of up to 2.5 Bcf per day.

     McMoRan is continuing discussions with potential LNG suppliers in the Atlantic Basin and natural gas consumers in the United States to develop commercial arrangements for the facilities.
     McMoRan’s operating personnel are currently operating at temporary offices in Houston, Texas and its financial and administrative personnel are establishing temporary offices in Baton Rouge, LA. Updates on office locations and contact information will be posted to mcmoran.com.
     McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the Main Pass Energy Hub™ (MPEH™) which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.
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